NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS SECOND QUARTER 2006 RESULTS
Loan Growth Leads to Record Quarterly Net Income Up 38.3%

EUGENE, OR, July 19, 2006 --- Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the second quarter and six months ended June 30, 2006.

Net income for the second quarter 2006 was $3.2 million, a 38.3% increase from 2005 second quarter net income of $2.3 million. Earnings per diluted share were $0.30 for the second quarter 2006 compared to $0.26 per share reported for the prior year second quarter. Return on average assets for the second quarters of 2006 and 2005 were 1.57% and 1.68%, respectively. Return on average book equity and return on average tangible equity for the second quarter were 14.44 % and 19.85%, respectively, compared to 17.55% and 17.63%, respectively, for the comparable period of 2005.

The acquisition of Seattle-based Northwest Business Bank was completed on November 30, 2005 and, therefore, the results for the second quarter and first six months of 2006 include the financial results from the Seattle operations. The acquisition was accounted for under the purchase-method of accounting and, accordingly, the results of the Seattle operations have been included in the consolidated financial statements only since the date of acquisition

Earnings for the second quarter 2006 were positively impacted by the significant year-over-year growth in earning assets, core deposits, and efficiencies achieved in the acquired Seattle operations. At June 30, 2006, total assets were $832.3 million, up 50.3% from the $553.8 million that was reported a year ago. Period-end gross loans, including loans held for sale, increased 48.8% to $726.7 million, while period-end core deposits increased 30.9% to $544.5 million. Period-end gross loans for the second quarter 2006 increased $22.9 million from March 31, 2006, while core deposits increased by $14.8 million for the same period. Additional funding was provided through increases in wholesale deposits and borrowings. Pacific Continental’s management believes prospects for increased loan and deposit activity are good as new business opportunity pipelines are at historic highs in all three of the bank’s principal markets: Seattle, Portland and Lane County.

“The second quarter results were very much in line with our expectations and historic experience,” said Hal Brown, President and CEO of Pacific Continental Corporation. “We achieved sustained loan growth and observed core deposits begin their traditional second quarter growth. With the successful integration and conversion of the Seattle operations complete, we were able to fully recognize second quarter 2006 expected expense reductions in the acquired Seattle market. We also continued our expansion efforts with the successful opening of our Vancouver, Washington office” added Brown.

Credit quality of the bank’s loan portfolio continues to be exceptional. Nonperforming assets as a percent of total assets are virtually zero. For the second quarter 2006, the bank provided $200 thousand to the allowance for loan losses compared to $325 thousand for the second quarter 2005 and $250 thousand for the first quarter of 2006. At June 30, 2006, the ratio of the allowance for loan losses to total loans was 1.14%. In addition, at June 30, 2006, $151 thousand is reserved for unfunded loan commitments and is classified in other liabilities on the balance sheet. For the second quarter 2006 the bank had net loan charge-offs of $38 thousand and for the six month period ended June 30, 2006, net recoveries of $8 thousand. Considering the current high quality of the loan portfolio, management believes that the bank’s reserves are currently sufficient and and provision during the last half of the year are highly dependent upon loan growth.

The bank’s net interest margin for the quarter was 5.31%, a decline of 40 basis points from the second quarter 2005 but a 6 basis point increase from the first quarter 2006 net interest margin of 5.25%. The year-over-year decline in net interest margin had been expected as a result of the acquisition of the Northwest Business Bank, which had a significantly lower net interest margin relative to Pacific Continental prior to the acquisition. The increase in the second quarter 2006 net interest margin over first quarter 2006 results from the growth in average core deposits that funded a portion of the achieved loan growth. The bank continues to benefit from a high level of non-interest bearing checking account balances, which at June 30, 2006 represented 27.7% of total deposits and funded 20.5% of total assets. Management currently expects some further improvement in the bank’s net interest margin during the remainder of the year as the bank remains asset sensitive and historically experiences increased core deposit growth rates during the third and fourth quarters.

Net income for the first six months of 2006 was $6.1 million, a 40.5% improvement compared to the $4.4 million reported for the comparable period of 2005. Earnings per diluted share were $0.58 compared to $0.49 per diluted share for the six months of 2005, an 18.4% increase. Return on average assets for year-to-date of 2006 and 2005 were 1.53% and 1.63%, respectively. Year-to-date return on average book equity and return on average tangible equity were 14.22 % and 19.70%, respectively, compared to 16.93% and 17.02%, respectively, for the comparable period of 2005. Effective January 1, 2006, the company implemented “FAS 123(R),” Share-Based Payment”, which requires the expensing of stock options. The company elected to implement FAS 123(R) using the modified prospective method, meaning there was no restatement of prior periods. Through June 30, 2006, the company recognized $285 thousand in stock option expense, which reduced diluted earnings per share by approximately $0.02.

Second Quarter 2006 Highlights:
•	Net income increased 38.3% over second quarter last year.
•	Quarter-over-quarter earnings per share growth of 15.4%
•	Period-end loans and core deposits increased 48.8% and 30.9%, respectively from second quarter last year.
•	Announced appointment of Cathi Hatch to the Board of Directors for Pacific Continental Corporation and Pacific Continental Bank.
•	Opened an office in Vancouver, Washington - the fifth bank location in the greater metropolitan Portland market and fourteenth office overall.
•	Paid an $0.08 per share quarterly cash dividend, a 14.3% annualized increase.

Live Audio Webcast

Pacific Continental Corporation is offering a live telephone conference call and audio Webcast for interested parties relating to its second quarter results on Wednesday, July 19, 2006 at 4:30 p.m. Eastern Time. To listen to the conference call, interested parties should call (877) 244-9115 and provide the pass code: “Pacific Continental second quarter earnings”, leader: Hal Brown. To listen to the live audio Webcast, click on the Presentations link within the Investor Relations section on the company’s home page (http://www.therightbank.com/).

The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at (541) 686-8685.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-two years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004, Oregon Business magazine ranked Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen." The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 "Business of the Year." Pacific Continental Corporation's shares are listed on the NASDAQ National Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. Regarding the acquisition of Northwest Business Bank, completed on November 30, 2005, the combined company may fail to realize the projected cost savings, revenue enhancement, and accretive earnings. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.
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Pacific Continental Corporation
Consolidated Statements of Income
For the Six Months Ended
(Amounts in $ Thousands, except per share data)

(Unaudited)	30-Jun-06	30-Jun-05
Interest income	$29,167	$18,105
Interest expense	$9,911	$3,880
Net interest income	$19,256	$14,225
Provision for loan losses	$450	$550
Noninterest income	$2,013	$2,063
Noninterest expense	$11,093	$8,690
Income before taxes	$9,726	$7,048
Taxes	$3,606	$2,693
Net income	$6,120	$4,355

Earnings per share
Basic	$0.59	$0.50
Fully diluted	$0.58	$0.49

Outstanding shares at period end	10,540,940	8,759,573
Outstanding shares, year-to-date average (basic)	10,453,049	8,722,624
Outstanding shares, year-to-date average (diluted)	10,630,422	8,981,991

Consolidated Statements of Income
For the Quarters Ended
(Amounts in $ Thousands, except per share data)

(Unaudited)	30-Jun-06	30-Jun-05
Interest income	$15,165	$9,432
Interest expense	$5,269	$2,111
Net interest income	$9,896	$7,321
Provision for loan losses	$200	$325
Noninterest income	$1,056	$1,091
Noninterest expense	$5,704	$4,360
Income before taxes	$5,048	$3,727
Taxes	$1,860	$1,422
Net income	$3,188	$2,305

Earnings per share
Basic	$0.30	$0.26
Fully diluted	$0.30	$0.26

Outstanding shares, quarter average (basic)	10,525,387	8,747,028
Outstanding shares, quarter average (diluted)	10,710,295	8,990,960

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except for per share data)

(Unaudited)	Year-to-date Ending		For Quarter Ending
Balance Sheet	30-Jun-06	30-Jun-05	30-Jun-06	30-Jun-05
Loans at period end	$726,728	$488,551
Real estate secured loans	$564,420	$358,886
Commercial loans	$147,002	$116,057
Other loans	$15,306	$13,608
Allowance for loan losses at period end	$8,251	$5,506
Allowance for outstanding loan commitments	$151	$182
Assets at period end	$832,337	$553,768
Core Deposits at period end (1)	$544,517	$416,038
Total deposits at period end	$616,110	$450,892
Stockholders' equity at period end (book)	$89,128	$53,133
Stockholders' equity at period end (tangible) (2)	$65,038	$52,858
Loans, average	$700,582	$480,469	$713,273	$490,253
Earning assets, average	$735,368	$505,035	$747,393	$514,382
Assets, average	$804,776	$540,407	$816,508	$551,882
Core deposits, average (1)	$517,841	$401,084	$523,223	$408,362
Total deposits, average	$595,434	$432,359	$601,815	$439,928
Stockholders' equity, average	$86,776	$51,878	$88,536	$52,711
Tangible stockholders' equity, average (2)	$62,635	$51,603	$64,420	$52,435

Financial Performance
Return on average assets	1.53%	1.63%	1.57%	1.68%
Return on average equity (book)	14.22%	16.93%	14.44%	17.55%
Return on average equity (tangible)	19.70%	17.02%	19.85%	17.63%
Net interest margin	5.28%	5.68%	5.31%	5.71%
Efficiency ratio (3)	52.15%	53.35%	52.08%	51.83%
Earnings per share
Basic	$0.59	$0.50	$0.30	$0.26
Fully diluted	$0.58	$0.49	$0.30	$0.26

	Year-to-date Ending		For Quarter Ending
Loan Quality	30-Jun-06	30-Jun-05	30-Jun-06	30-Jun-05
Loan charge offs	$59	$326	$48	$236
Loan recoveries	($67)	($58)	($10)	($37)
Net loan charge offs (recoveries)	($8)	$268	$38	$199

Non-accrual loans	$20	$1,097
90-day past due	$0	$19
Gross nonperforming loans	$20	$1,116
Government guarantees on
non-accrual and 90-day past due	$0	($124)
Net nonperforming loans	$20	$992

Foreclosed property	$0	$0
Nonperforming assets, net of govt. guarantees	$20	$992

Loan Quality Ratios
Net nonperforming loans to total loans	0.00%	0.20%
Nonperforming assets to total assets	0.00%	0.18%
Allowance for loan losses to net nonperforming loans	41255.00%	555.04%
Annualized net loan charge offs to average loans	0.00%	0.11%
Allowance for loan losses to total loans	1.14%	1.13%

(1) Core deposits include all demand, savings, and interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.
(2) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(3) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.